Dreyfus Founders Funds, Inc.
File No. 811-1018
Form N-SAR Item 77.D.

Changes in Policies with Respect to Security Investment

During the six months ended June 30, 2001, the Board of Directors of Dreyfus Founders Funds, Inc. approved a change in the investment policy of Dreyfus Founders Discovery Fund.

The Discovery Fund's prospectus previously described the Fund's principal investment strategy, in relevant part, as follows:

          Discovery Fund will normally invest at least 65% of its total assets in common stocks of small-cap companies. Typically, these companies are not listed on a national securities exchange, but trade on the over-the- counter market. The Fund also may invest in larger companies if, in our opinion, they represent better prospects for capital appreciation.

The Board approved the deletion of the second sentence in the above paragraph.

In addition, the Board approved a change in the investment policy of Dreyfus Founders Growth and Income Fund. The Growth and Income Fund's prospectus previously described the Fund's principal investment strategy, in relevant part, as follows:

          Growth and Income Fund, a large-company fund, seeks long-term growth of capital and income by primarily investing in common stocks of large, well-established, stable and mature companies of great financial strength, commonly known as "blue chip" companies. These companies generally have long records of profitability and dividend payments and a reputation for high-quality management, products, and services. The Fund normally invests at least 65% of its total assets in "blue chip" stocks that:

          o  are  included  in  a  widely   recognized  index  of  stock  market
          performance, such as the Dow Jones Industrial Average or the Standard & Poor's 500 Index

          o  generally pay regular dividends

The Board approved the deletion of the references to "blue chip" companies in the first paragraph above, and a revision of the index references to read:

          such as the Dow Jones Industrial Average, the Standard & Poor's 500 Index or the NASDAQ Composite Index

All of these changes became effective on May 1, 2001.